Press Release

Inova’s Right Tag Launches The World’s First RFID PC Board

Santa Monica, CA, July 16, 2007 – Right Tag, an Inova Technology (stock symbol OTCBB: IVTH) company, has begun selling the world’s first RFID (radio frequency identification) board that transforms electronic devices like laptops, PDAs and cell phones into RFID scanners.

The RFID board supports an industry standard communication interface.

The board could be used, for example, to intelligently monitor and route products by installing it in devices used by couriers, on conveyor belts, or in doorways. This would allow a company to automatically update delivery schedules, inventory databases, locate critical equipment (for example, in a hospital) or prevent theft.

 “Someday most products will have RFID tags and most electronic devices will have readers. We are working closely with PC companies to ensure those readers come from us,” said Adam Radly, CEO of Inova Technology.

In addition to selling the PC board, Right Tag will license the technology to the manufacturers of laptops and PDAs to make their product RFIT ready.

About Inova Technology

Inova Technology (www.InovaTechnology.com) has two business units: one develops RFID products and the other provides IT services and data storage solutions.

RightTag (www.righttag.com) is the RFID subsidiary of Inova. RightTag's current RFID product line includes handheld scanners, desktop scanners, PC boards, printers, and tags. RightTag products cater to a wide variety of customers such as the Government, retailers, transportation companies, manufacturers, and distributors. RightTag has more than 200 customers worldwide. RightTag has several RFID patents pending.

Press contact: Adam Radly, ir@inovatechnology.com, Phone 800 757 9808